Exhibit 99.1

Shareholder Relations                 NEWS RELEASE
288 Union Street
Rockland, Ma. 02370

INDEPENDENT BANK CORP. REPORTS FIRST QUARTER NET INCOME OF $27.6 MILLION
Solid Earnings Growth and Healthy Returns

Rockland, Massachusetts (April 19, 2018) Independent Bank Corp. (Nasdaq Global Select Market: INDB), parent of Rockland Trust Company, today announced 2018 first quarter net income of $27.6 million, or $1.00 per diluted share, compared to net income of $22.1 million, or $0.80 per diluted share, reported in the fourth quarter of 2017. During the fourth quarter of 2017, the Tax Cuts and Jobs Act ("the Tax Act") was signed into law, requiring the Company to revalue its deferred tax assets and liabilities and reassess the value of its low-income housing project investments, resulting in additional tax expense which was considered to be noncore. Excluding these items, operating net income for the fourth quarter was $24.4 million, or $0.89 per diluted share. There were no adjustments to net income during the first quarter of 2018 which the Company considers to be noncore.

“During the first quarter of 2018 Rockland Trust Company set another quarterly earnings per share record and delivered a strong return on both assets and equity for our shareholders,” said Christopher Oddleifson, the Chief Executive Officer of Independent Bank Corp. and Rockland Trust Company. “Our increasing net interest margin is a direct result of loan and deposit pricing strategies implemented to prepare for a rising interest rate environment, and asset quality remains pristine as we continue our disciplined approach to loan origination, underwriting, and approval. Our strong financial performance is the outcome created by the Rockland Trust Cycle Of Engagement, in which my engaged colleagues forge enduring relationships with an increasing number of engaged, loyal customers.”

BALANCE SHEET

Total assets of $8.1 billion at March 31, 2018 increased by $8.4 million, or 0.1%, from the prior quarter and by $352.3 million, or 4.6%, as compared to the year ago period, inclusive of the 2017 second quarter Island Bancorp, Inc. ("Island Bancorp") acquisition.

Total loans remained relatively flat with the prior quarter, reflective of the rebuilding of the loan pipeline during the quarter along with the intense competitive environment. Growth in the commercial and industrial (increased by $14.7 million, or 6.7% on an annualized basis), small business, and residential real estate loan categories during the first quarter were offset by declines in the commercial real estate, commercial construction, and home equity portfolios. Exclusive of the Island Bancorp acquisition, total loans increased by $142.1 million, or 2.3%, when compared to the year ago period.

Deposit balances in the first quarter of 2018 increased by $22.3 million, or 0.3% from the prior quarter. The Company experienced modest growth in the demand and savings and interest checking categories and the Company's ratio of core deposit balances to total deposits remained over 90% at March 31, 2018. In addition, continued increases in short term rates have driven higher demand for time deposits, which were up 1.6% during the quarter. Exclusive of the Island Bancorp acquisition, total deposits increased by $121.3 million, or 1.9%, when compared to the year ago period. The total cost of deposits increased by two basis points in the first quarter to 0.24%.

The securities portfolio increased by $49.8 million, or 5.3%, compared to the prior quarter due to purchases of $91.2 million, partially offset by paydowns on existing securities, and increased approximately $91.0 million from the year ago period. Effective January 1, 2018, the Company reclassified $20.6 million of securities out of the available for sale category to the equities category to align with newly effective accounting guidance.

The Company's total borrowings of $298.9 million decreased $24.8 million during the first quarter, mainly due to a decline in customer repurchase agreements.

Stockholders' equity at March 31, 2018 rose to $956.1 million, representing an increase of 1.3% from December 31, 2017, due primarily to strong earnings retention, partially offset by a decrease in other comprehensive income, primarily attributable to unrealized losses on available for sale securities. Stockholders' equity increased by 9.0% when compared to the year ago period, driven primarily by the Island Bancorp acquisition, as well as ongoing earnings retention. Book value per share increased $0.37, or 1.1%, during the first quarter compared to the prior quarter, and the Company's ratio of common equity to assets of 11.82% increased by 14 basis points from the prior quarter and by 48 basis points from the same period a year ago. The Company's tangible book value per share rose by $0.42, or 1.6%, to $26.02 in the first quarter compared to the fourth quarter of 2017, and is now 8.8% higher than the year ago period. The Company's ratio of tangible common equity to tangible assets of 9.12% at March 31, 2018 is 16 basis points higher than the prior quarter and 50 basis points higher than the same period a year ago.

NET INTEREST INCOME

Net interest income for the first quarter increased 0.9% to $68.5 million compared to $67.8 million in the prior quarter, due primarily to a higher net interest margin. The net interest margin benefited from the Company's sustained asset sensitive position along with the reinvestment of excess liquidity and increased by 13 basis points compared with the prior quarter to 3.77%.

NONINTEREST INCOME

Noninterest income of $19.9 million in the first quarter was $2.1 million, or 9.4% lower than the prior quarter. Significant changes in noninterest income in the first quarter compared to the prior quarter included the following:

•	Interchange and ATM fees decreased by $237,000, or 5.4%, driven mainly by higher seasonal debit card activity in the prior quarter.

•
Investment management income remained relatively consistent with the prior quarter despite the volatility experienced in the stock market during the first quarter of 2018. Total assets under administration remained at $3.5 billion as of March 31, 2018.

•
Mortgage banking income decreased by $481,000, or 35.6%, due primarily to an overall decrease in loan closings reflective of the rising rate environment combined with a greater percentage of loans being retained in the Company's portfolio.

•	The lower increase in cash surrender value of life insurance policies of $180,000, or 16.0%, was due primarily to the annual dividend income that was received in the fourth quarter of 2017.

•	Loan level derivative income decreased by $662,000, or 59.7%, as a result of decreased customer demand in the quarter.

•	Other noninterest income decreased by $353,000, or 11.0%, primarily due to decreases in capital gain distributions received on equity securities and reduced IRS Code Section1031 exchange fees.

NONINTEREST EXPENSE

Noninterest expense of $53.5 million in the first quarter was $2.0 million, or 3.9% higher than the prior quarter. Significant changes in noninterest expense in the first quarter compared to the prior quarter included the following:

•
Salaries and employee benefits expense increased by $767,000, or 2.5%, due primarily to seasonal increases in payroll taxes and medical insurance, partially offset by decreases in incentive compensation and certain retirement plan expenses. A portion of the latter decrease reflects a 2018 accounting change requiring the classification of certain expenses associated with retirement plans to be recognized in other noninterest expense, when in prior years they were included in salaries and employee benefits.

•	Occupancy and equipment expense increased by $1.0 million, or 15.9%, mainly due to increases in snow removal costs and accelerated rent expenses associated with a branch closure.

•
Other noninterest expense increased by $216,000, or 1.7%, driven by a higher provision for unfunded commitments, unrealized losses on equity securities (governed by new accounting guidance which requires income statement recognition of unrealized gains and losses on equity securities), and the aforementioned reclassification of certain retirement plan expenses. These increases were partially offset by a decrease in consultant fees, mortgage origination costs and director fees.

The Company generated a return on average assets and a return on average common equity of 1.39% and 11.73%, respectively, in the first quarter of 2018, as compared to 1.08% and 9.28%, respectively, for the prior quarter. On an operating basis, the Company generated a return on average assets and return on average equity of 1.20% and 10.28% during the fourth quarter of 2017, respectively. During the first quarter of 2018, there were no adjustments to net income that the Company considers to be non-core.

The Company's effective tax rate was 19.9% for the first quarter, reflecting the decreased corporate federal tax rate associated with the 2017 Tax Act. In addition, the effective tax rate includes the impact of excess tax benefits associated with stock compensation transactions and other discrete items, totaling $1.2 million. Without these items, the effective tax rate for the quarter would have been 23.3%.

ASSET QUALITY

During the first quarter, the Company recorded total net charge-offs of $281,000, or 0.02% of average loans on an annualized basis, compared to net charge-offs of $367,000 in the prior quarter. Provision for loan losses was $500,000 for the first quarter of 2018 as compared to $1.3 million in the fourth quarter of 2017. The lower provision reflected both a continued improvement in credit quality as well as lower loan growth. Nonperforming loans decreased by 3.9% to $47.7 million, or 0.75% of loans, at March 31, 2018 from $49.6 million, or 0.78% of loans, at December 31, 2017. Total nonperforming assets decreased to $48.1 million at the end of the first quarter, as compared to $50.3 million at the end of the prior quarter. In the past year, nonperforming asset levels declined by 18.4%. At March 31, 2018 delinquency as a percentage of loans was 0.79%, representing an increase of two basis points from the prior quarter.

The allowance for loan losses was $60.9 million at March 31, 2018, as compared to $60.6 million at December 31, 2017. The Company’s allowance for loan losses as a percentage of loans was 0.96% and 0.95% at March 31, 2018 and December 31, 2017, respectively.

CONFERENCE CALL INFORMATION

Christopher Oddleifson, Chief Executive Officer and Robert Cozzone, Chief Financial Officer, will host a conference call to discuss first quarter earnings at 10:00 a.m. Eastern Time on Friday, April 20, 2018. Internet access to the call is available on the Company’s website at www.rocklandtrust.com or via telephonic access by dial-in at 1-888-336-7153 reference: INDB. A replay of the call will be available by calling 1-877-344-7529, Replay Conference Number: 10116694 and will be available through May 4, 2018. Additionally, a webcast replay will be available until April 20, 2019.

ABOUT INDEPENDENT BANK CORP.
Independent Bank Corp. has approximately $8.1 billion in assets and is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. Named in 2017 to The Boston Globe’s “Top Places to Work” list for the ninth consecutive year, Rockland Trust offers a wide range of banking, investment, and insurance services. The Bank serves businesses and individuals through approximately 100 retail branches, commercial and residential lending centers, and investment management offices in eastern Massachusetts, including Greater Boston, the South Shore, the Cape and Islands, and Rhode Island. Rockland Trust also offers a full suite of mobile, online, and telephone banking services. The Company is an FDIC member and an Equal Housing Lender. To find out why Rockland Trust is the bank “Where Each Relationship Matters®”, please visit www.rocklandtrust.com.

This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “believe,” “future,” “positioned,” “continued,” “will,” “would,” “potential,” or similar statements or variations of such terms. Actual results may differ from those contemplated by these forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	a weakening in the United States economy in general and the regional and local economies within the New England region and the Company’s market area;

•	adverse changes or volatility in the local real estate market;

•	adverse changes in asset quality including an unanticipated credit deterioration in our loan portfolio including those related to one or more large commercial relationships;

•	acquisitions may not produce results at levels or within time frames originally anticipated and may result in unforeseen integration issues or impairment of goodwill and/or other intangibles;

•	changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

•	higher than expected tax expense, resulting from failure to comply with general tax laws, changes in tax laws, or failure to comply with requirements of the federal New Markets Tax Credit program;

•	unexpected changes in market interest rates for interest earning assets and/or interest bearing liabilities;

•	unexpected increased competition in the Company’s market area;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;

•	a deterioration in the conditions of the securities markets;

•	a deterioration of the credit rating for U.S. long-term sovereign debt;

•	our inability to adapt to changes in information technology, including changes to industry accepted delivery models driven by a migration to the internet as a means of service delivery;

•	electronic fraudulent activity within the financial services industry, especially in the commercial banking sector;

•	adverse changes in consumer spending and savings habits;

•	the inability to realize expected synergies from merger transactions in the amounts or in the timeframe anticipated;

•	inability to retain customers and employees, including those acquired in previous acquisitions;

•
the effect of laws and regulations regarding the financial services industry including, but not limited to, the Dodd-Frank Wall Street Reform and the Consumer Protection Act and regulatory uncertainty surrounding these laws and regulations;

•	changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) generally applicable to the Company’s business;

•
changes in accounting policies, practices and standards, as may be adopted by the regulatory agencies as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters;

•	cyber security attacks or intrusions that could adversely impact our businesses; and

•	other unexpected material adverse changes in our operations or earnings.

The Company wishes to caution readers not to place undue reliance on any forward-looking statements as the Company’s business and its forward-looking statements involve substantial known and unknown risks and uncertainties described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (“Risk Factors”). Except as required by law, the Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise. Any public statements or disclosures by the Company following this release which modify or impact any of the forward-looking statements contained in this release will be deemed to modify or supersede such statements in this release. In addition to the information set forth in this press release, you should carefully consider the Risk Factors.

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This information includes operating net income and operating EPS, tangible book value per share and the tangible common equity ratio, and return on average assets and return on average equity on an operating basis.

Operating net income and operating EPS exclude items that management believes are unrelated to its core banking business such as merger and acquisition expenses, and other items, such as one-time adjustments as a result of changes in laws and regulations.  The Company’s management uses operating earnings and operating EPS to measure the strength of the Company’s core banking business and to identify trends that may to some extent be obscured by such items.

Management also supplements its evaluation of financial performance with analysis of tangible book value per share (which is computed by dividing stockholders' equity less goodwill and identifiable intangible assets, or "tangible common equity", by common shares outstanding), the tangible common equity ratio (which is computed by dividing tangible common equity by tangible assets, defined as total assets less goodwill and other intangibles)and with analysis of return on average assets and return on average common equity on an operating basis. The Company has included information on tangible book value per share, the tangible common equity ratio, and return on average assets and return on average common equity on an operating basis because management believes that investors may find it useful to have access to the same analytical tool used by management.  As a result of merger and acquisition activity, the Company has recognized goodwill and other intangible assets in conjunction with business combination accounting principles.  Excluding the impact of goodwill and other intangibles in measuring asset and capital values for the ratios provided, along with other bank standard capital ratios, provides a framework to compare the capital adequacy of the Company to other companies in the financial services industry.

These non-GAAP measures should not be viewed as a substitute for operating results and other financial measures determined in accordance with GAAP. An item which management deems to be non-core and excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular quarter or year. The Company’s non-GAAP performance measures, including operating earnings, operating EPS, tangible book value per share, the tangible common equity ratio, and return on average assets and return on average equity on an operating basis are not necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Contacts:

Chris Oddleifson
President and Chief Executive Officer
(781) 982-6660

Robert D. Cozzone
Chief Financial Officer
(781) 982-6723

INDEPENDENT BANK CORP. FINANCIAL SUMMARY
CONSOLIDATED BALANCE SHEETS
(Unaudited, dollars in thousands)				% Change	% Change
	March 31 2018	December 31 2017	March 31 2017	Mar 2018 vs.	Mar 2018 vs.
				Dec 2017	Mar 2017
Assets
Cash and due from banks	$102,623	$103,485	$94,662	(0.83)%	8.41%
Interest-earning deposits with banks	62,925	109,631	125,411	(42.60)%	(49.82)%
Securities
Trading	1,601	1,324	1,289	20.92%	24.20%
Equities	20,075	—	—	100.00%	n/a
Available for sale	445,750	447,498	401,837	(0.39)%	10.93%
Held to maturity	528,861	497,688	502,123	6.26%	5.32%
Total securities	996,287	946,510	905,249	5.26%	10.06%
Loans held for sale (at fair value)	3,937	4,768	3,398	(17.43)%	15.86%
Loans
Commercial and industrial	903,214	888,528	881,329	1.65%	2.48%
Commercial real estate	3,102,271	3,116,561	3,027,305	(0.46)%	2.48%
Commercial construction	400,934	401,797	356,173	(0.21)%	12.57%
Small business	133,666	132,370	126,374	0.98%	5.77%
Total commercial	4,540,085	4,539,256	4,391,181	0.02%	3.39%
Residential real estate	761,331	754,329	653,999	0.93%	16.41%
Home equity - first position	617,164	612,990	595,828	0.68%	3.58%
Home equity - subordinate positions	434,288	439,098	412,943	(1.10)%	5.17%
Total consumer real estate	1,812,783	1,806,417	1,662,770	0.35%	9.02%
Other consumer	9,188	9,880	10,415	(7.00)%	(11.78)%
Total loans	6,362,056	6,355,553	6,064,366	0.10%	4.91%
Less: allowance for loan losses	(60,862)	(60,643)	(62,318)	0.36%	(2.34)%
Net loans	6,301,194	6,294,910	6,002,048	0.10%	4.98%
Federal Home Loan Bank stock	13,027	11,597	11,497	12.33%	13.31%
Bank premises and equipment, net	95,214	94,722	82,027	0.52%	16.08%
Goodwill	231,806	231,806	221,526	—%	4.64%
Other intangible assets	8,462	9,341	9,087	(9.41)%	(6.88)%
Cash surrender value of life insurance policies	152,568	151,528	145,560	0.69%	4.81%
Other real estate owned and other foreclosed assets	358	612	3,404	(41.50)%	(89.48)%
Other assets	122,009	123,119	134,245	(0.90)%	(9.11)%
Total assets	$8,090,410	$8,082,029	$7,738,114	0.10%	4.55%
Liabilities and Stockholders' Equity
Deposits
Demand deposits	$2,167,361	$2,159,396	$2,043,359	0.37%	6.07%
Savings and interest checking accounts	2,606,257	2,599,922	2,542,667	0.24%	2.50%
Money market	1,323,138	1,325,634	1,268,796	(0.19)%	4.28%
Time certificates of deposit	654,755	644,301	615,852	1.62%	6.32%
Total deposits	6,751,511	6,729,253	6,470,674	0.33%	4.34%
Borrowings
Federal Home Loan Bank borrowings	53,257	53,264	50,811	(0.01)%	4.81%
Customer repurchase agreements	137,914	162,679	145,772	(15.22)%	(5.39)%
Junior subordinated debentures, net	73,075	73,073	73,067	—%	0.01%
Subordinated debentures, net	34,693	34,682	34,647	0.03%	0.13%
Total borrowings	298,939	323,698	304,297	(7.65)%	(1.76)%
Total deposits and borrowings	7,050,450	7,052,951	6,774,971	(0.04)%	4.07%
Other liabilities	83,901	85,269	85,663	(1.60)%	(2.06)%

Total liabilities	7,134,351	7,138,220	6,860,634	(0.05)%	3.99%
Stockholders' equity
Common stock	273	273	269	—%	1.49%
Additional paid in capital	479,715	479,430	452,048	0.06%	6.12%
Retained earnings	484,266	465,937	425,802	3.93%	13.73%
Accumulated other comprehensive loss, net of tax	(8,195)	(1,831)	(639)	347.57%	1,182.47%
Total stockholders' equity	956,059	943,809	877,480	1.30%	8.96%
Total liabilities and stockholders' equity	$8,090,410	$8,082,029	$7,738,114	0.10%	4.55%

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, dollars in thousands, except per share data)
	Three Months Ended
				% Change	% Change
	March 31 2018	December 31 2017	March 31 2017	Mar 2018 vs.	Mar 2018 vs.
				Dec 2017	Mar 2017
Interest income
Interest on federal funds sold and short-term investments	$311	$604	$207	(48.5)%	50.24%
Interest and dividends on securities	6,235	5,864	5,393	6.33%	15.61%
Interest and fees on loans	67,184	66,384	58,793	1.21%	14.27%
Interest on loans held for sale	19	24	14	(20.83)%	35.71%
Total interest income	73,749	72,876	64,407	1.20%	14.50%
Interest expense
Interest on deposits	3,935	3,692	2,767	6.58%	42.21%
Interest on borrowings	1,343	1,352	1,440	(0.67)%	(6.74)%
Total interest expense	5,278	5,044	4,207	4.64%	25.46%
Net interest income	68,471	67,832	60,200	0.94%	13.74%
Provision for loan losses	500	1,300	600	(61.54)%	(16.67)%
Net interest income after provision for loan losses	67,971	66,532	59,600	2.16%	14.05%
Noninterest income
Deposit account fees	4,431	4,485	4,544	(1.20)%	(2.49)%
Interchange and ATM fees	4,173	4,410	3,922	(5.37)%	6.40%
Investment management	6,142	6,226	5,614	(1.35)%	9.41%
Mortgage banking income	870	1,351	957	(35.60)%	(9.09)%
Increase in cash surrender value of life insurance policies	947	1,127	964	(15.97)%	(1.76)%
Gain on sale of equity securities	—	—	4	n/a	nm
Loan level derivative income	447	1,109	606	(59.69)%	(26.24)%
Other noninterest income	2,853	3,206	2,301	(11.01)%	23.99%
Total noninterest income	19,863	21,914	18,912	(9.36)%	5.03%
Noninterest expenses
Salaries and employee benefits	31,100	30,333	28,324	2.53%	9.80%
Occupancy and equipment expenses	7,408	6,391	6,158	15.91%	20.30%
Data processing and facilities management	1,286	1,256	1,272	2.39%	1.10%
FDIC assessment	798	834	783	(4.32)%	1.92%
Merger and acquisition expense	—	—	484	n/a	nm
Loss on sale of equity securities	—	10	3	nm	nm
Other noninterest expenses	12,859	12,643	11,749	1.71%	9.45%
Total noninterest expenses	53,451	51,467	48,773	3.85%	9.59%
Income before income taxes	34,383	36,979	29,739	(7.02)%	15.62%
Provision for income taxes	6,828	14,915	9,014	(54.22)%	(24.25)%
Net Income	$27,555	$22,064	$20,725	24.89%	32.96%
(nm - the percentage is not meaningful)

Weighted average common shares (basic)	27,486,573	27,445,739	27,029,640

Common share equivalents	67,381	77,615	81,283
Weighted average common shares (diluted)	27,553,954	27,523,354	27,110,923

Basic earnings per share	$1.00	$0.80	$0.77	25.00%	29.87%
Diluted earnings per share	$1.00	$0.80	$0.76	25.00%	31.58%

Reconciliation of Net Income (GAAP) to Operating Net Income (Non-GAAP):
Net income	$27,555	$22,064	$20,725
Noninterest expense components
Add - merger and acquisition expenses	—	—	484
Noncore items, gross	—	—	484
Less - net tax benefit associated with noncore items (1)	—	—	(153)
2017 Tax Act: revaluation of net deferred tax assets	—	1,895	—
2017 Tax Act: revaluation of LIHTC investments	—	466	—
Total tax impact	—	2,361	(153)
Noncore items, net of tax	—	2,361	331
Operating net income	$27,555	$24,425	$21,056	12.81%	30.87%

Diluted earnings per share, on an operating basis	$1.00	$0.89	$0.78	12.36%	28.21%
(1) The net tax benefit associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company's combined marginal tax rate to only those items included in net taxable income.

Performance ratios
Net interest margin (FTE)	3.77%	3.64%	3.51%
Return on average assets GAAP (calculated by dividing net income by average assets)	1.39%	1.08%	1.10%
Return on average assets on an operating basis (calculated by dividing net operating earnings by average assets)	1.39%	1.20%	1.12%
Return on average common equity GAAP (calculated by dividing net income by average common equity)	11.73%	9.28%	9.59%
Return on average common equity on an operating basis (calculated by dividing net operating earnings by average common equity)	11.73%	10.28%	9.74%

ASSET QUALITY
(Unaudited, dollars in thousands)	Nonperforming Assets At
	March 31 2018	December 31 2017	March 31 2017
Nonperforming loans
Commercial & industrial loans	$30,751	$32,055	$36,877
Commercial real estate loans	2,997	3,123	4,792
Small business loans	412	230	207
Residential real estate loans	7,646	8,129	7,139
Home equity	5,858	6,022	5,987
Other consumer	49	79	50
Total nonperforming loans	47,713	49,638	55,052
Other real estate owned	358	612	3,404
Total nonperforming assets	$48,071	$50,250	$58,456

Nonperforming loans/gross loans	0.75%	0.78%	0.91%
Nonperforming assets/total assets	0.59%	0.62%	0.76%
Allowance for loan losses/nonperforming loans	127.56%	122.17%	113.20%
Allowance for loan losses/total loans	0.96%	0.95%	1.03%
Delinquent loans/total loans	0.79%	0.77%	0.58%

	Nonperforming Assets Reconciliation for the Three Months Ended
	March 31 2018	December 31 2017	March 31 2017

Nonperforming assets beginning balance	$50,250	$53,175	$61,580
New to nonperforming	2,001	2,363	3,948
Loans charged-off	(594)	(686)	(508)
Loans paid-off	(2,692)	(1,892)	(4,745)
Loans transferred to other real estate owned/other assets	—	—	(457)
Loans restored to performing status	(690)	(369)	(629)
New to other real estate owned	—	—	457
Valuation write down	—	(39)	—
Sale of other real estate owned	(254)	(2,195)	(1,226)
Other	50	(107)	36
Nonperforming assets ending balance	$48,071	$50,250	$58,456

	Net Charge-Offs (Recoveries)
	Three Months Ended
	March 31 2018	December 31 2017	March 31 2017
Net charge-offs (recoveries)
Commercial and industrial loans	$121	$165	$(187)
Commercial real estate loans	(20)	(3)	(31)
Small business loans	15	26	4
Residential real estate loans	37	23	11
Home equity	45	28	(62)
Other consumer	83	128	113
Total net charge-offs (recoveries)	$281	$367	$(152)

Net charge-offs (recoveries) to average loans (annualized)	0.02%	0.02%	(0.01)%

	Troubled Debt Restructurings At
	March 31 2018	December 31 2017	March 31 2017
Troubled debt restructurings on accrual status	$25,617	$25,852	$25,575
Troubled debt restructurings on nonaccrual status	5,637	6,067	5,439
Total troubled debt restructurings	$31,254	$31,919	$31,014

BALANCE SHEET AND CAPITAL RATIOS
	March 31 2018	December 31 2017	March 31 2017
Gross loans/total deposits	94.23%	94.45%	93.72%
Common equity tier 1 capital ratio (1)	11.43%	11.20%	10.89%
Tier one leverage capital ratio (1)	10.32%	10.04%	9.92%
Common equity to assets ratio GAAP	11.82%	11.68%	11.34%
Tangible common equity to tangible assets ratio (2)	9.12%	8.96%	8.62%
Book value per share GAAP	$34.75	$34.38	$32.44
Tangible book value per share (2)	$26.02	$25.60	$23.92
(1) Estimated number for March 31, 2018.
(2) See Appendix A for detailed reconciliation from GAAP to Non-GAAP ratios.

INDEPENDENT BANK CORP. SUPPLEMENTAL FINANCIAL INFORMATION

(Unaudited, dollars in thousands)	Three Months Ended
	March 31, 2018			December 31, 2017			March 31, 2017
		Interest			Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate
Interest-earning assets
Interest-earning deposits with banks, federal funds sold, and short term investments	$81,934	$311	1.54%	$185,073	$604	1.29%	$105,007	$207	0.80%
Securities
Securities - trading	1,433	—	—%	1,297	—	—%	999	—	—%
Securities - taxable investments	967,221	6,219	2.61%	922,904	5,847	2.51%	875,417	5,367	2.49%
Securities - nontaxable investments (1)	2,262	20	3.59%	2,365	25	4.19%	3,793	40	4.28%
Total securities	970,916	6,239	2.61%	926,566	5,872	2.51%	880,209	5,407	2.49%
Loans held for sale	2,753	19	2.80%	6,763	24	1.41%	2,725	14	2.08%
Loans
Commercial and industrial	879,336	9,615	4.43%	856,272	9,135	4.23%	880,765	8,642	3.98%
Commercial real estate (1)	3,107,437	33,289	4.34%	3,104,885	33,455	4.27%	3,029,344	30,215	4.05%
Commercial construction	397,720	4,671	4.76%	401,309	4,528	4.48%	331,285	3,577	4.38%
Small business	132,125	1,862	5.72%	130,403	1,861	5.66%	124,374	1,680	5.48%
Total commercial	4,516,618	49,437	4.44%	4,492,869	48,979	4.33%	4,365,768	44,114	4.10%
Residential real estate	755,996	7,501	4.02%	754,605	7,400	3.89%	643,672	6,099	3.84%
Home equity	1,051,022	10,205	3.94%	1,050,815	10,155	3.83%	996,940	8,708	3.54%
Total consumer real estate	1,807,018	17,706	3.97%	1,805,420	17,555	3.86%	1,640,612	14,807	3.66%
Other consumer	10,659	214	8.14%	10,085	222	8.73%	11,333	241	8.62%
Total loans	6,334,295	67,357	4.31%	6,308,374	66,756	4.20%	6,017,713	59,162	3.99%
Total interest-earning assets	7,389,898	$73,926	4.06%	7,426,776	$73,256	3.91%	7,005,654	$64,790	3.75%
Cash and due from banks	97,605			98,397			94,955
Federal Home Loan Bank stock	13,016			11,597			13,108
Other assets	545,516			557,044			540,411
Total assets	$8,046,035			$8,093,814			$7,654,128
Interest-bearing liabilities
Deposits
Savings and interest checking accounts	$2,563,186	$1,093	0.17%	$2,556,355	$1,052	0.16%	$2,479,373	$763	0.12%
Money market	1,338,265	1,364	0.41%	1,337,491	1,261	0.37%	1,258,466	857	0.28%
Time deposits	646,529	1,478	0.93%	635,941	1,379	0.86%	634,947	1,147	0.73%
Total interest-bearing deposits	4,547,980	3,935	0.35%	4,529,787	3,692	0.32%	4,372,786	2,767	0.26%
Borrowings
Federal Home Loan Bank borrowings	73,040	260	1.44%	53,267	262	1.95%	66,556	403	2.46%
Customer repurchase agreements	155,768	66	0.17%	178,917	79	0.18%	157,305	56	0.14%
Junior subordinated debentures	73,074	590	3.27%	73,072	584	3.17%	73,085	554	3.07%
Subordinated debentures	34,687	427	4.99%	34,675	427	4.89%	34,641	427	5.00%
Total borrowings	336,569	1,343	1.62%	339,931	1,352	1.58%	331,587	1,440	1.76%
Total interest-bearing liabilities	4,884,549	$5,278	0.44%	4,869,718	$5,044	0.41%	4,704,373	$4,207	0.36%
Demand deposits	2,129,517			2,201,866			1,987,579
Other liabilities	79,125			79,208			85,691
Total liabilities	$7,093,191			$7,150,792			$6,777,643
Stockholders' equity	952,844			943,022			876,485

Total liabilities and stockholders' equity	$8,046,035			$8,093,814			$7,654,128

Net interest income		$68,648			$68,212			$60,583

Interest rate spread (2)			3.62%			3.50%			3.39%

Net interest margin (3)			3.77%			3.64%			3.51%

Supplemental Information
Total deposits, including demand deposits	$6,677,497	$3,935		$6,731,653	$3,692		$6,360,365	$2,767
Cost of total deposits			0.24%			0.22%			0.18%
Total funding liabilities, including demand deposits	$7,014,066	$5,278		$7,071,584	$5,044		$6,691,952	$4,207
Cost of total funding liabilities			0.31%			0.28%			0.25%

(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis is $177,000, $380,000, and $383,000 for the three months ended March 31, 2018, December 31, 2017, and March 31, 2017, respectively, determined by applying the Company's marginal tax rates in effect during each respective quarter.
(2) Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

Organic Loan and Deposit Growth
(Unaudited, dollars in thousands)
	Year-over-Year
	March 31 2018	March 31 2017	Island Bancorp Balances Acquired	Organic Growth/(Decline)	Organic Growth/(Decline) %
Loans
Commercial and industrial	$903,214	$881,329	$4,271	$17,614	2.00%
Commercial real estate	3,102,271	3,027,305	44,510	30,456	1.01%
Commercial construction	400,934	356,173	106	44,655	12.54%
Small business	133,666	126,374	57	7,235	5.73%
Total commercial	4,540,085	4,391,181	48,944	99,960	2.28%
Residential real estate	761,331	653,999	87,450	19,882	3.04%
Home equity	1,051,452	1,008,771	18,921	23,760	2.36%
Total consumer real estate	1,812,783	1,662,770	106,371	43,642	2.62%
Total other consumer	9,188	10,415	236	(1,463)	(14.05)%
Total loans	$6,362,056	$6,064,366	$155,551	$142,139	2.34%

Deposits
Demand deposits	$2,167,361	$2,043,359	$33,599	$90,403	4.42%
Savings and interest checking accounts	2,606,257	2,542,667	47,095	16,495	0.65%
Money market	1,323,138	1,268,796	63,915	(9,573)	(0.75)%
Time certificates of deposit	654,755	615,852	14,971	23,932	3.89%
Total deposits	$6,751,511	$6,470,674	$159,580	$121,257	1.87%

Certain amounts in prior year financial statements have been reclassified to conform to the current year's presentation.

APPENDIX A

(Unaudited, dollars in thousands, except per share data)

The following table summarizes the calculation of the Company's tangible common equity ratio and tangible book value per share at the dates indicated:

	March 31 2018	December 31 2017	March 31 2017
Tangible common equity
Stockholders' equity (GAAP)	$956,059	$943,809	$877,480	(a)
Less: Goodwill and other intangibles	240,268	241,147	230,613
Tangible common equity	$715,791	$702,662	$646,867	(b)
Tangible assets
Assets (GAAP)	$8,090,410	$8,082,029	$7,738,114	(c)
Less: Goodwill and other intangibles	240,268	241,147	230,613
Tangible assets	$7,850,142	$7,840,882	$7,507,501	(d)

Common Shares	27,512,328	27,450,190	27,046,768	(e)

Common equity to assets ratio (GAAP)	11.82%	11.68%	11.34%	(a/c)
Tangible common equity to tangible assets ratio (Non-GAAP)	9.12%	8.96%	8.62%	(b/d)
Book value per share (GAAP)	$34.75	$34.38	$32.44	(a/e)
Tangible book value per share (Non-GAAP)	$26.02	$25.60	$23.92	(b/e)

APPENDIX B

(Unaudited, dollars in thousands)

The following table summarizes the impact of noncore items on of the Company's calculation of noninterest income and noninterest expense, as well as the impact of noncore items on noninterest income as a percentage of total revenue and the efficiency ratio for the periods indicated:

	Three Months Ended
	March 31 2018	December 31 2017	March 31 2017
Net interest income (GAAP)	$68,471	$67,832	$60,200	(a)

Noninterest income (GAAP)	$19,863	$21,914	$18,912	(b)
Noninterest income on an operating basis (Non-GAAP)	$19,863	$21,914	$18,912	(c)

Noninterest expense (GAAP)	$53,451	$51,467	$48,773	(d)
Less:
Merger and acquisition expense	—	—	484
Noninterest expense on an operating basis (Non-GAAP)	$53,451	$51,467	$48,289	(e)

Total revenue (GAAP)	$88,334	$89,746	$79,112	(a+b)
Total operating revenue (Non-GAAP)	$88,334	$89,746	$79,112	(a+c)

Ratios
Noninterest income as a % of total revenue (GAAP based)	22.49%	24.42%	23.91%	(b/(a+b))
Noninterest income as a % of total revenue on an operating basis (Non-GAAP)	22.49%	24.42%	23.91%	(c/(a+c))
Efficiency ratio (GAAP based)	60.51%	57.35%	61.65%	(d/(a+b))
Efficiency ratio on an operating basis (Non-GAAP)	60.51%	57.35%	61.04%	(e/(a+c))